AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated January 28, 2003, and is by and between Back Channel Investments, Inc., a Delaware corporation (the "Company") and Pacific Land and Coffee Corporation, a Hawaii corporation ("Pacific Land").

                                                 R E C I T A L S

         WHEREAS, the shareholders of Pacific Land ("Shareholders") own the shares of capital stock of Pacific Land as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of Pacific Land (the "Pacific Land Shares");

         WHEREAS, the Company is a public company, required to file reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

         WHEREAS, the Board of Directors of the Company and Pacific Land deem it advisable that the acquisition by the Company of Pacific Land be effected through an exchange (the "Exchange") of Pacific Land Shares pursuant to this Agreement;

         WHEREAS, the Company desires to acquire all of the outstanding Pacific Land Shares for shares of Common Stock of the Company.

                                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

         1.01 Exchange. The Shareholders shall exchange all of their Pacific Land Shares for a total of 7,000,000 shares of Common Stock of the Company (the "Common Stock") at the Closing of this Agreement. Immediately prior to Closing there shall be 3,000,000 shares of Common Stock outstanding, so that after Closing the Company shall have outstanding 10,000,000 shares of Common Stock.

         1.02. Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or before February 25, 2003 at the corporate offices of Pacific
Land.

         1.03. Deliveries. Upon Closing, the parties are delivering the following documents:

                  1.03(a).  The items and documents set forth in Sections
                  1.01 and 1.02.

                  1.03(b). The Company shares of Common Stock described in Section 1.02.

                  1.03(c). The Company shall deliver the resignations of all of its current officers and directors, and board resolutions electing Dale
         G. Nielsen and Al Coscina to the Board of Directors of the Company and Dale G.Nielsen as President and Al Csocina as Chief Financial Officer.

         1.04. Filings. Immediately following the Closing, the Company shall file the following documents:

                  1.04(a). A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement.

                  1.04(b). A Certificate of Amendment to the Certificate of Incorporation of the Company with the Delaware Secretary of State changing the name of the Company to "Pacific Land and Coffee Corporation" or a similar name as may be determined by the Board of Directors.

II.      REPRESENTATIONS AND WARRANTIES OF PACIFIC LAND AND COFFEE

         Pacific Land represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

         2.01.  Organization.

                  2.01(a). Pacific Land is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii; Pacific Land has the corporate power and authority to carry on its business as presently conducted; and Pacific Land is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.02.  Capitalization.

                  2.02(a). The authorized capital stock and the issued and outstanding shares of Pacific Land is as set forth on Exhibit 2.02(a). All of the issued and outstanding shares of Pacific Land are duly authorized, validly issued, fully paid and nonassessable.

                  2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Pacific Land.

         2.03. Subsidiaries and Investments. Pacific Land does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as de-scribed in Exhibit 2.03 hereto.

         2.04. Financial Statements. The audited financial statements of Pacific Land as of and for the two years ended December 31, 2002, including the audited balance sheet as of December 31, 2002 and the related audited statement of operations, cash flows and changes in stockholders' equity for the two years then ended present fairly the financial position and results of operations of Pacific Land, on a consistent basis.

         2.05. No Undisclosed Liabilities. To the best knowledge of Pacific Land, other than as described in Exhibit 2.05 attached hereto, Pacific Land is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

         2.06. Absence of Material Changes. Since December 31, 2002, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

                  2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Pacific Land, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                  2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of Pacific Land, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Pacific Land relating to their authorized or issued capital stock; or

                  2.06(c). any change or amendment to the Certificate of Incorporation of Pacific Land.

         2.07. Litigation. Except as set forth in Exhibit 2.07 attached hereto, to the best knowledge of Pacific Land there is no litigation, proceeding or investigation pending or threatened against Pacific Land affecting any of its properties or assets against any officer, director, or stockholder of Pacific Land that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Pacific Land or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.08. Title To Assets. Pacific Land has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

         2.09. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between Pacific Land, and any officer, director, or stockholder of Pacific Land, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

         2.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Pacific Land, or any agreement, contract or instrument to which Pacific Land is a party or by which it or any of its assets are bound.

         2.11. Disclosure. To the actual knowledge of Pacific Land, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Pacific Land in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.12. Authority. Pacific Land has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Pacific Land and, other than the approval by the Shareholders of Pacific Land described in Section 6.04, no other corporate proceedings on the part of Pacific Land are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Pacific Land as follows, as of the date of this Agreement and as of the Closing:

         3.01.  Organization.

                  3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

                  3.01(b). The copies of the Certificate of Incorpor-ation, of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the

         Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Pacific Land that have not also been delivered to Pacific Land.

         3.02. Capitalization of the Company. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 10,000,000 shares will be outstanding at Closing, and 1,000,000 shares of preferred stock, none of which is outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

         3.03. Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

         3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

         3.05. No Undisclosed Liabilities. Other than as described in Exhibit 3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

         3.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encum-brances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

         3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Pacific Land and are complete and correct and include all amendments, supplements or modifications thereto.

         3.10. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

         3.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Pacific Land and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.13. Financial Statements. The financial statements of the Company set forth in its Form 10K-SB for the year ended June

30, 2002 and its Form 10-QSB for the quarter ended September 30, 2002 present fairly the financial position and results of operations of the Company, on a consistent basis.

         3.14. Absence of Material Changes. Since December 31, 2002, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  3.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                  3.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Pacific Land relating to their authorized or issued capital stock.

                  3.14(c). any amendment to the Certificate of Incorporation of the Company.

         3.15     Securities Law Compliance

                  3.15(a) The Company's common stock is registered under Section
         12(g) of the Exchange Act. The Company has filed all reports and other material required to be filed by it with the SEC pursuant to Section 15(d). Such filed reports and materials do not contain any misstatements of material facts, nor do they omit any material information required to be stated therein or necessary to prevent the statements therein from becoming misleading.

                  3.15(b) The currently outstanding common stock of the Company was issued pursuant to the Registration Statement or valid exemptions from registration under the Securities Act of 1933 pursuant to Regulation D promulgated thereunder.

IV.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants of the Company and Pacific Land contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

         5.01. Conditions to Obligation of Pacific Land. The obligations of Pacific Land under this Agreement shall be subject to each of the following conditions:

                  5.01(a). The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c). All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

                  5.01(d).      The fulfillment of the
         obligations of the Company set forth in Section 6.02.

         5.02. Conditions to Obligations of the Company. The obligation of the Company under this Agreement shall be subject to the following conditions:

                  5.02(a). The representations and warranties of Pacific Land herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Pacific Land shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

                  5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.02(c). All statutory requirements for the valid consummation by Pacific Land of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Pacific Land of the transactions contemplated by this Agreement shall have been obtained.

         VI.      CERTAIN AGREEMENTS

         6.01.             Forward Stock Split; Registration Statement.  The
                           -------------------------------------------
Company shall effect a three for one forward stock split immediately prior to Closing. The Company shall file a registration statement on Form SB-2 or other appropriate form as soon as practicable following the Closing, but in no event later than 90 days thereafter, registering all of the 3,000,000 outstanding pre-exchange shares of common stock, and shall use its best efforts to cause such registration statement to be declared effective and to remain effective for at least nine months. The
Company shall file for a listing on the OTC Bulletin Board and/or the BBX Exchange if such Exchange is authorized by the SEC.

         6.02. Reporting Requirements. The Company shall file all reports required by Section 15(d) of the Securities Act of 1933 and shall maintain its books and records in accordance with Sections 12 and 13 of the Securities Exchange Act of 1934. The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

VII.     MISCELLANEOUS

         7.01. Finder's Fees, Investment Banking Fees. Neither Pacific Land nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

         7.02. Tax Treatment. The transactions contemplated hereby are intended to qualify as a so-called "tax-free" reorganization under the provisions of
Section 368 of the Code. The Company and Pacific Land acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         7.05. Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same in-strument.

         7.09. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Delaware.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

BACK CHANNEL INVESTMENTS, INC.                           PACIFIC LAND AND COFFEE
                                                          CORPORATION


By:                                             By:
Name:                                           Name:
Title:                                                     Title:


                                                   SCHEDULE I


                                                      NUMBER OF SHARES                NUMBER OF
                                                 OF PACIFIC LAND AND COFFEE           SHARES OF
                                                        COMMON STOCK                   COMPANY
      NAMES OF                                            OWNED AND                 COMMON STOCK
    SHAREHOLDERS                                       TO BE DELIVERED              TO BE RECEIVED

Al Coscina                                                     334                    2,338,000
Dale G. Nielsen                                                666                    4,662,000
     Totals
